EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES FIRST QUARTER 2021 FINANCIAL RESULTS
RICHMOND, INDIANA (April 22, 2021) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.6 million, or $0.22 diluted earnings per share, for the first quarter of 2021, compared to net income of $2.5 million, or $0.21 diluted earnings per share, for the fourth quarter of 2020, and net income of $2.5 million, or $0.20 diluted earnings per share, for the first quarter of 2020.
President’s Comments
Garry Kleer, Chairman, President and Chief Executive Officer, commented, “Our quarterly results continue to be encouraging, despite the low interest rate environment and the difficulties we all face due to COVID-19. As a result, during the first quarter of 2021, we increased the Company’s quarterly common stock dividend from $0.05 per share to $0.07 per share and continued our common stock repurchases. Subsequent to quarter end, the Company announced the payment of a special common stock dividend of $0.50 per share. These steps demonstrate our commitment to continue to return excess capital responsibly to our shareholders.

“During the first quarter of 2021, we also continued to assist our clients and others in our communities through the second round of the Paycheck Protection Program and worked with our customers that required COVID-19 related loan modifications. We will continue to proactively monitor modified loans and other loans we consider at heightened risk,” concluded Kleer.
Our Response to COVID-19 Pandemic

Loan Programs. Through the conclusion of the U.S. Small Business Administration’s (“SBA”) initial Paycheck Protection Program (“PPP”) on August 8, 2020, we had funded 482 PPP loans totaling $64.9 million. As of March 31, 2021, SBA had approved 413 loan forgiveness applications totaling $47.0 million with an additional 16 applications totaling $13.9 million pending approval. We continue to process applications for the PPP loan forgiveness for loans from the first round of the PPP. On December 27, 2020, the Consolidated Appropriations Act, 2021 (“CAA”) was signed into law. This legislation includes another round of COVID-19 stimulus funding, including approximately $285 billion in funding to reopen the PPP. During the first quarter of 2021 we processed 329 applications for new PPP loans, totaling $35.2 million. We expect to continue accepting and processing applications for the second round of PPP loans through its expiration date of May 31, 2021.
Loan Modifications. We offer payment and financial relief programs for borrowers impacted by COVID-19, primarily through loan and lease payment deferments of principal and interest up to 90 days, although requests for payment relief during the first quarter of 2021 have significantly declined. We continue to monitor our loan portfolio and strive to work with our customers and communities. Deferred loans are re-evaluated at the end of the initial deferral period and will either return to the original loan terms or be reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate. At March 31, 2021, the number of loans and leases granted payment deferrals was 33, representing $24.6 million in loans and leases outstanding, down from 48 loans and leases at December 31, 2020 totaling $54.7 million. Of the loans currently deferred at March 31, 2021, six loans, representing $2.3 million in loans and leases outstanding, were new deferrals and 27 loans, representing $22.3 million in loans and leases outstanding, were repeat deferrals.

The following table summarizes information relating to loan deferments at quarter ended March 31, 2021 and December 31, 2020:

	March 31, 2021		December 31, 2020
($ in thousands)	Number of Loans	Balance	Number of Loans	Balance
Commercial mortgage	8	$23,372	18	$44,352
Commercial and industrial	—	—	1	770
Multi-Family	—	—	4	8,868
Residential mortgage	5	450	3	163
Direct financing leases	19	756	20	494
Consumer	1	4	2	18
Total Loans	33	$24,582	48	$54,665
The following table summarizes information relating to hospitality loan deferments (which are included in the table above) at quarter ended March 31, 2021 and December 31, 2020:

	March 31, 2021			December 31, 2020
($ in thousands)	Number of Loans	Balance	Percent of total loans in category	Number of Loans	Balance	Percent of total loans in category
Restaurants	—	$—	—%	1	$375	6.78%
Hotels	5	16,350	23.15%	12	37,056	56.17%
Total Loans	5	$16,350	21.74%	13	$37,431	52.35%
Branch Operations and Support Personnel. Many of our employees continue to work remotely or have flexible work schedules, and we have established protective measures within our offices to help ensure the safety of those employees who must work on-site. We have also taken steps to resume more normal branch activities with specific guidelines in place to protect the safety of our clients and our personnel. We continuously monitor and conform our practices based on updates from the Center for Disease Control, World Health Organization, Financial Regulatory Agencies, and local and state health departments.
Capital Strength. At March 31, 2021, the Company’s stockholders’ equity totaled $189.5 million, a $3.2 million, or 1.7% decrease from year-end 2020. The Company’s equity to asset ratio was 16.61% at March 31, 2021. At March 31, 2021, the Bank’s Tier I capital to total assets was 14.19% and the Bank’s capital was well in excess of all regulatory requirements.
First Quarter Performance Highlights:
•Assets totaled $1.1 billion at both March 31, 2021 and December 31, 2020.
•Loans and leases, net of allowance, totaled $763.7 million at March 31, 2021, compared to $736.4 million at December 31, 2020.
•Nonperforming loans and leases totaled $8.1 million, or 1.05% of total loans and leases, at March 31, 2021, compared to $4.8 million, or 0.64% of total loans and leases, at December 31, 2020.
•The allowance for loan and lease losses totaled $11.0 million, or 1.41% of total loans and leases outstanding, at March 31, 2021, compared to $10.6 million, or 1.42% of total loans and leases outstanding at December 31, 2020.

•The provision for loan and leases losses totaled $400,000 in the current quarter, compared to $940,000 in the quarter ended December 31, 2020.
•Deposits totaled $757.1 million at March 31, 2021, compared to $693.0 million at December 31, 2020. At March 31, 2021, noninterest bearing deposits totaled $118.1 million or 15.6% of total deposits, compared to $98.7 million or 14.2% of total deposits at December 31, 2020.

•The Company repurchased 142,764 shares at an average price of $13.58 per share during the quarter ended March 31, 2021.
•The Bank remains a “well-capitalized” institution for regulatory capital purposes at March 31, 2021.
•Annualized net interest margin was 3.44% for the current quarter, compared to 3.38% in the preceding quarter and 3.32% in the first quarter a year ago.
Balance Sheet Summary
Total assets increased $56.7 million, or 5.2%, to $1.1 billion at March 31, 2021, from $1.1 billion at December 31, 2020. The increase was primarily a result of a $27.3 million, or 3.7%, increase in loans and leases, net of allowance, to $763.7 million at March 31, 2021 from $736.4 million at December 31, 2020, and a $11.6 million, or 4.5%, increase in investment securities to $268.4 million at March 31, 2021, compared to $256.7 million at December 31, 2020. The increase in loans and leases was attributable to an increase in PPP loans of $11.4 million, an increase in commercial mortgage loans of $7.0 million, and an increase in construction and development loans of $9.3 million. The increase in investment securities was primarily the result of using our excess liquidity to purchase securities during the quarter. The balance of the increase in assets was attributable to a $16.8 million, or 34.4%, increase in cash and cash equivalents to $65.5 million at March 31, 2021, from $48.8 million at December 31, 2020.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $8.1 million or 1.05% of total loans and leases at March 31, 2021, compared to $4.8 million or 0.64% of total loans at December 31, 2020. The increase in nonperforming loans and leases was the result of a $4.9 million non-accruing commercial real estate loan more than 90 days past due that is currently subject to litigation between the developer and other parties. At the time of origination, this loan had a loan to value ratio of 73%. Accruing loans past due more than 90 days at March 31, 2021 totaled $2.5 million, compared to $4.0 million at December 31, 2020.
The allowance for loan and lease losses increased $373,000, or 3.5%, to $11.0 million at March 31, 2021 from $10.6 million at December 31, 2020. At March 31, 2021, the allowance for loan and lease losses totaled 1.41% of total loans and leases outstanding compared to 1.43% at December 31, 2020. The allowance for loan and lease losses to total loans at March 31, 2021 and December 31, 2020 would increase two and eight basis points, respectively, if PPP loans, which totaled $54.7 million and $43.3 million at March 31, 2021 and December 31, 2020, respectively, and are 100% guaranteed by the SBA, are excluded from the calculation. Net charge-offs during the first three months of 2021 were $27,000 or 0.01% of average loans and leases outstanding, compared to net recoveries of $7,000 during the first three months of 2020.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential loan and lease losses as of March 31, 2021, which evaluation included consideration of potential credit losses due to economic conditions driven by the impact of the COVID-19 pandemic. The full impact of the pandemic on the Company’s deposit and loan customers is still not fully known at this time. The Company has increased its qualitative factors when determining the adequacy of its allowance for loan and lease losses. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis. Potentially higher risk segments of the portfolio, such as hotels and restaurants, are being closely monitored as are loan payment deferrals.
Total deposits increased $64.0 million, or 9.2%, to $757.1 million at March 31, 2021, compared to $693.0 million at December 31, 2020. The increase in deposits from December 31, 2020 primarily was due to overall changes in spending and savings habits by businesses and consumers due to the COVID-19 pandemic as well as additional PPP funds and stimulus payments made in December 2020 and first quarter 2021. Brokered deposits increased $3.4 million to $26.7 million, or 3.5% of total deposits, at March 31, 2021 compared to $23.3 million, or 3.4% of total deposits, at December 31, 2020. Management increased longer-term brokered deposits as a result of continued low rates being offered in the brokered CD market. Demand deposit and savings accounts increased $50.1 million to $500.6 million at March 31, 2021, compared to $450.6 million at December 31, 2020. At March 31, 2021, noninterest bearing deposits totaled $118.1 million or 15.6% of total deposits, compared to $98.7 million or 14.2% of total deposits at December 31, 2020.
Stockholders’ equity totaled $189.5 million at March 31, 2021, a decrease of $3.2 million or 1.7% from December 31, 2020. The decrease in stockholders’ equity from year-end 2020 was the result of a reduction in accumulated comprehensive income of $3.7 million, the repurchase of $1.9 million of Company common stock and the payment of $847,000 in dividends to Company stockholders during the current quarter, partially offset by net income of $2.6 million in the first quarter, an increase of $508,000 due to the Company’s equity incentive plan, and a $183,000 increase due to ESOP shares earned.

During the quarter ended March 31, 2021, the Company repurchased a total of 142,764 shares of Company common stock at an average price of $13.58 per share pursuant to the Company’s second stock repurchase program authorized on October 21, 2020, leaving 416,585 shares available for future repurchase under the stock repurchase program. Subsequent to quarter end through April 22, 2021, the Company purchased an additional 52,462 shares, leaving 364,123 shares available for future repurchase.
Income Statement Summary
Net interest income before the provision for loan and lease losses was $8.8 million in both the first quarter of 2021 and the fourth quarter of 2020, and increased $876,000, or 11.1%, from $7.9 million in the first quarter of 2020. This increase was due to an increase in average interest-earning assets during the first quarter of 2021 compared to the comparable period in 2020. The total benefit of this increase in average interest-earning assets was diminished by the significant reduction in the targeted Federal Funds Rate since July 2019, including the 150 basis point decrease in March 2020 in response to the COVID-19 pandemic.
Interest income decreased $164,000, or 1.5%, to $10.6 million during the quarter ended March 31, 2021, compared to the quarter ended December 31, 2020 and increased $193,000, or 1.8%, compared to $10.5 million during the quarter ended March 31, 2020. Interest income on loans and leases decreased $221,000, or 2.2%, to $9.6 million for the quarter ended March 31, 2021, compared to $9.8 million for the fourth quarter of 2020, and increased $565,000, or 6.2%, from $9.1 million for the comparable quarter in 2020. The average outstanding loan and lease balances were $718.0 million for the quarter ended March 31, 2021, compared to $753.1 million for the quarter ended December 31, 2020 and $686.2 million for the quarter ended March 31, 2020. The average yield on loans was 5.36% for the quarter ended March 31, 2021, compared to 5.23% and 5.28% for the quarters ended December 31, 2020 and March 31, 2020, respectively.

Interest income on investment securities, including FHLB stock, increased $56,000, or 5.9%, to $1.0 million during the quarter ended March 31, 2021, compared to $953,000 during the quarter ended December 31, 2020, and decreased $254,000, or 20.1%, from $1.3 million during the comparable quarter in 2020. The increase in interest income on investment securities, including FHLB stock, from the previous quarter was primarily due to an increase in average balances of $13.1 million, and an increase in yield of one basis point, while the decrease from the comparable period in 2020 was due to a decrease in the weighted average yield of 68 basis points, partially offset by an increase in the average balances of investment securities including FHLB stock. The average balance of investment securities, including FHLB stock, was $269.8 million for the quarter ended March 31, 2021, compared to $256.7 million and $232.2 million for the quarters ended December 31, 2020 and March 31, 2020, respectively. The average yield on investment securities, including FHLB stock, was 1.50% for the first quarter of 2021, compared to 1.49% and 2.18% for the last quarter of 2020 and the first quarter of 2020, respectively. Interest income earned on cash and cash equivalents increased to $7,000 in the first quarter of 2021 compared to $6,000 in the fourth quarter of 2020 and $125,000 in the comparable quarter of 2020. The decrease in interest income earned on cash and cash equivalents in the first quarter of 2021 and the fourth quarter of 2020 compared to the first quarter of 2020 primarily was due to the significantly lower yield earned on funds at the Federal Reserve after the rate reductions experienced in March 2020.

Interest expense decreased $165,000, or 8.0%, to $1.9 million for the quarter ended March 31, 2021, compared to $2.0 million for the fourth quarter of 2020, and decreased $683,000, or 26.6%, from $2.6 million for the quarter ended March 31, 2020. Interest expense on deposits decreased $121,000, or 9.3%, to $1.2 million for the quarter ended March 31, 2021, from $1.3 million in the previous quarter, and decreased $637,000, or 34.9%, from $1.8 million for the comparable quarter in 2020. This decrease in interest expense on deposits from both the previous quarter and the first quarter of 2020 was attributable to the lower weighted average rate paid on interest-bearing deposits, partially offset by higher average deposit balances. The weighted average rate paid on interest-bearing deposits was 0.77% for the quarter ended March 31, 2021, compared to 0.88% and 1.34% for the quarters ended December 31, 2020 and March 31, 2020, respectively. Interest expense on FHLB borrowings decreased $43,000, or 5.9%, to $694,000 for the first quarter of 2021 compared to $737,000 during the previous quarter and decreased $45,000, or 6.1%, from $739,000 for the comparable quarter in 2020. The average balance of FHLB borrowings totaled $170.0 million during the quarter ended March 31, 2021, compared to $173.4 million and $164.1 million for the quarters ended December 31, 2020 and March 31, 2020, respectively. The weighted average rate paid on FHLB borrowings was 1.63% for the quarter ended March 31, 2021, 1.70% for December 31, 2020, and 1.80% for the first quarter of 2020.

Annualized net interest margin was 3.44% for the first quarter of 2021, compared to 3.38% and 3.32% for the fourth quarter of 2020 and first quarter of 2020, respectively. The increase in the net interest margin for the first quarter of 2021 compared to the fourth quarter of 2020 primarily was due to a ten basis point decline in the rate paid on interest bearing liabilities. The increase in the net interest margin for the current quarter compared to the comparable quarter in 2020 was primarily attributable to the 48 basis point decline in the average rate paid on interest bearing liabilities and a $68.7 million increase in average earning assets, partially offset by a 22 basis point decline in the yield on average earning assets.

The provision for loan and lease losses for the three months ended March 31, 2021 totaled $400,000 compared to $940,000 for the quarter ended December 31, 2020, and $210,000 for the quarter ended March 31, 2020. The continued elevated level of provision for loan and lease losses was primarily due to the continued uncertainty of the economic impact of the COVID-19 pandemic on the Bank’s loan portfolio, as well as the increase in non-performing loans experienced in the quarter. Net charge-offs during the first quarter of 2021 were $27,000, compared to net charge-offs of $163,000 during the fourth quarter of 2020 and net recoveries of $7,000 in the first quarter of 2020. As the COVID-19 pandemic continues, we expect to see continued pressure on asset quality. As management continues to monitor the loan portfolio, additional provisions may be required.

Total noninterest income decreased $367,000, or 17.2%, to $1.8 million for the quarter ended March 31, 2021 compared to $2.1 million for the quarter ended December 31, 2020, and increased $814,000, or 85.4%, from $953,000 for the comparable quarter in 2020. The decrease in noninterest income in the first quarter of 2021 from the fourth quarter of 2020 resulted primarily from an impairment write down of mortgage servicing rights of $158,000 in the first quarter of 2021 compared to a recovery of impaired mortgage servicing rights of $98,000 in the fourth quarter of 2020; while a mortgage servicing rights impairment charge of $114,000 was recorded in the first quarter of 2020. Gain on sale of loans and leases declined $81,000, or 7.8% in the first quarter of 2021 compared to the fourth quarter of 2020, but increased $737,000, or 322.8% from the first quarter of 2020 as mortgage banking activity generally remained strong in 2021 due to continued low rates. There was no net gain on the sale of securities recorded in the first quarter of 2021 or the fourth quarter of 2020, while the Company recognized a net gain on the sale of securities of $69,000 in the first quarter of 2020. Card fee income decreased $1,000, or 0.2% to $243,000 in the first quarter of 2021 from the fourth quarter of 2020, and increased $63,000, or 35.0% from $180,000 in the first quarter of 2020. Other loan fees increased $53,000, or 27.2%, to $248,000 in the first quarter of 2021 compared to the quarter ended December 31, 2020, and increased $165,000, or 199.1%, over the comparable quarter in 2020. The increase in other loan fees during the current quarter compared to the prior quarter and the first quarter of 2020 was primarily due to an increase in commercial loan processing fees. Commercial loan processing fees increased $56,000 in the first quarter of 2021 over the fourth quarter of 2020, and increased $168,000 over the comparable quarter in 2020. Service fees on deposit accounts decreased $25,000, or 11.6%, to $194,000 for the quarter ended March 31, 2021, compared to $220,000 for the fourth quarter of 2020, and decreased $60,000, or 23.6%, from $255,000 for the quarter ended March 31, 2020. The decrease in service fees on deposit accounts during the first quarter of 2021 compared to the fourth quarter of 2020 and the comparable quarter of 2020 was the result of higher customer balances maintained in deposit accounts.

Total noninterest expense increased $125,000, or 1.8%, to $7.0 million for the three months ended March 31, 2021, compared to $6.9 million for the fourth quarter of 2020 and increased $1.5 million, or 26.3%, from $5.5 million for the same period in 2020. Salaries and employee benefits decreased $54,000, or 1.2%, to $4.4 million for the quarter ended March 31, 2021, compared to $4.5 million in the fourth quarter of 2020, and increased $1.1 million, or 32.2%, from $3.4 million for the quarter ended March 31, 2020. The decrease in salaries and benefits in the first quarter of 2021 from the fourth quarter of 2020 primarily was due to a reduction of $303,000 in costs associated with the acceleration of restricted stock awards upon the death of a director during the fourth quarter of 2020, partially offset by an increase of $101,000 in salary expense as a result of annual merit increases and the hiring of additional staff, and an $85,000 increase in health insurance costs. The increase in salaries and benefits from the first quarter of 2020 primarily was due to $508,000 of expenses associated with equity awards granted during the fourth quarter of 2020 following shareholder approval of the Company’s equity incentive plan, increased pension expense of $182,000, and increased compensation expense of $380,000 primarily as a result of annual merit increases and additional staff. Net occupancy expense increased $50,000, or 17.7%, to $331,000 for the three months ended March 31, 2021 compared to $281,000 for the fourth quarter of 2020, and increased $41,000, or 14.0% from $290,000 in the same quarter of 2020, primarily as a result of higher building maintenance expenses compared to both the fourth quarter of 2020 and the first quarter of 2020. Equipment expense increased $6,000, or 1.7%, to $337,000 in the first quarter of 2021 compared to $331,000 in the prior quarter, and increased $81,000, or 31.5% from the comparable period in 2020, primarily due to increased depreciation expense. Deposit insurance expense increased $19,000, or 36.1% to $71,000, in the first quarter of 2021 compared to the fourth quarter of 2020, and increased $15,000, or 26.8% compared to the first quarter of 2020. Legal and professional fees increased $54,000, or 18.6%, to $347,000 for the quarter ended March 31, 2021 compared to $292,000 in the prior quarter primarily due to professional services rendered in connection with the Company’s year-end reporting obligations, and increased $105,000, or 43.6% from the same quarter in 2020 due, in part, to professional services rendered in connection with the adoption and implementation of the Company’s equity incentive plan approved by shareholders during the third quarter of 2020. Advertising expense decreased $27,000 or 24.2%, in the first quarter of 2021 compared to the prior quarter, and decreased $26,000 or 23.3% from the comparable quarter of 2020. The decrease in advertising expense in the first quarter of 2021 compared to the prior quarter primarily was due to a decrease in promotional items, and the decrease compared to the first quarter of 2020 primarily was due to less media advertising during the quarter. Other expenses were flat at $771,000 in the first quarter of 2021 compared to the prior quarter, and increased $107,000, or 16.1%, compared to the same quarter of 2020. The increase in other expenses from the first quarter of 2020 primarily was due to loan related expenses increasing $40,000, debit card expenses increasing $8,000, and franchise tax expense increasing $70,000.

The Company froze its defined benefit plan (“DB Plan”) in October 2019 with the intent to terminate it. The freezing of the DB Plan has reduced, but not eliminated, the ongoing expenses associated with the DB Plan until it is terminated. Freezing the DB plan resulted in some immediate cost savings because future benefit accruals were stopped. However, the freeze did not impact unfunded liabilities or eliminate cost volatility. The frozen DB Plan remains subject to the interest rate, investment and demographic risks that apply to ongoing defined benefit plans. In addition, the frozen DB Plan is still subject to the same minimum funding, compliance, administrative and fiduciary requirements as an ongoing defined benefit plan. The Company still intends to terminate the Bank’s participation in the DB Plan, which will require it to pay an amount based on the underfunded status of the plan. As of March 31, 2021, the Company has accrued $17.5 million for this expense. The actual termination expense of the DB Plan may be higher or lower than the amount currently accrued for by the Company depending on a number of factors, including but not limited to the interest rate environment and the valuation of plan assets. Due to the current low interest rate environment, terminating the DB Plan at this time would require the Company to incur a substantial additional expense over and above the amount presently accrued. As a result, the Company’s Board of Directors will continue to monitor and evaluate the timing of, and costs associated with, termination of the DB Plan. Any additional expenses associated with the termination of the DB Plan will negatively impact our results of operations in the future.

Income tax expense increased $13,000 during the three months ended March 31, 2021, compared to the prior quarter due to a higher level of pre-tax income compared to the prior quarter. Income tax expense decreased $65,000 during the three months ended March 31, 2021, compared to the same period in 2020, primarily due to a lower tax rate. The effective tax rate for the first quarter of 2021 was 18.7% compared to 18.6% for the fourth quarter of 2020 and 21.1% for the same quarter a year ago.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:
This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties such as the extent and duration of the impact of the pandemic on public health, the U.S. and global economies, and on consumer and corporate customers, including economic activity, employment levels and market liquidity: legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC

The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.
Financial Highlights (unaudited)

	Three Months Ended
SELECTED OPERATIONS DATA:	March 31, 2021	December 31, 2020	March 31, 2020
($ in thousands, except for per share amounts)

Interest income	$10,644	$10,809	$10,452
Interest expense	1,881	2,046	2,564
Net interest income	8,763	8,763	7,888

Provision for loan losses	400	940	210
Net interest income after provision	8,363	7,823	7,678
Noninterest income	1,767	2,134	953
Noninterest expense	6,978	6,852	5,524
Income before income tax expense	3,152	3,105	3,107
Income tax provision	590	577	655

Net income	$2,562	$2,528	$2,452

Shares outstanding	13,051	13,194	13,527
Weighted average shares outstanding	11,687	11,832	12,467
Earnings per share:
Basic	$0.22	$0.21	$0.20
Diluted	$0.22	$0.21	$0.20

SELECTED FINANCIAL CONDITION DATA:	March 31, 2021	December 31, 2020
(In thousands, except for per share amounts)	(Unaudited)

Total assets	$1,140,905	$1,084,192
Cash and cash equivalents	65,523	48,768
Investment securities	268,370	256,730
Loans and leases, net of allowance	763,731	736,400
Premises and equipment, net	14,718	14,892
Federal Home Loan Bank stock	9,050	9,050
Other assets	19,513	18,352
Deposits	757,074	693,045
Borrowings	170,000	170,000
Total stockholder’s equity	189,520	192,713

Book value (GAAP)	$189,520	$192,713
Tangible book value (non-GAAP)	189,520	192,713
Book value per share	14.52	14.61
Tangible book value per share	14.52	14.61
The following table summarizes information relating to our loan portfolio at the dates indicated:

(In thousands)	March 31, 2021	December 31, 2020

Commercial mortgage	$254,561	$247,564
Commercial and industrial	128,126	122,831
Construction and development	67,728	58,424
Multi-family	60,608	55,998
Residential mortgage	128,947	127,108
Home equity	6,104	5,982
Direct financing leases	117,725	117,171
Consumer	13,183	13,257

Total loans and leases	$776,982	$748,335
The following table summarizes information relating to changes in deposits at the dates indicated:

(In thousands)	March 31, 2021	December 31, 2020

Noninterest-bearing demand	$118,076	$98,725
Interest-bearing demand	151,364	141,990
Savings and money market	231,199	209,861
Non-brokered time deposits	229,755	219,194
Brokered time deposits	26,680	23,275

Total deposits	$757,074	$693,045

	Three Months Ended March 31,
	2021			2020
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$717,980	$9,628	5.36%	$686,180	$9,064	5.28%
Securities	260,763	940	1.44%	224,300	1,182	2.11%
FHLB stock	9,050	69	3.05%	7,922	81	4.09%
Cash and cash equivalents and other	31,595	7	0.09%	32,277	125	1.55%
Total interest-earning assets	1,019,388	10,644	4.18%	950,679	10,452	4.40%

Interest-bearing liabilities:
Savings and money market accounts	223,560	278	0.50%	163,948	292	0.71%
Interest-bearing checking accounts	142,457	81	0.23%	104,154	82	0.31%
Certificate accounts	248,360	828	1.33%	278,434	1,451	2.08%
Borrowings	170,000	694	1.63%	164,066	739	1.80%
Total interest-bearing liabilities	784,377	1,881	0.96%	710,602	2,564	1.44%

Net interest income		$8,763			$7,888
Net earning assets	$235,011			$240,077

Net interest rate spread(1)			3.22%			2.96%

Net interest margin(2)			3.44%			3.32%

Average interest-earning assets to average interest-bearing liabilities	129.96%			133.79%
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(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Performance ratios:
Return on average assets (annualized)	0.92%	0.95%	0.92%	0.93%	0.98%
Return on average equity (annualized)	5.36%	5.26%	5.22%	5.15%	5.15%
Yield on interest-earning assets	4.18%	4.17%	4.07%	3.96%	4.40%
Rate paid on interest-bearing liabilities	0.96%	1.06%	1.19%	1.26%	1.44%
Average interest rate spread	3.22%	3.11%	2.88%	2.70%	2.96%
Net interest margin (annualized)(1)	3.44%	3.38%	3.18%	3.03%	3.32%
Operating expense to average total assets (annualized)	2.51%	2.57%	2.18%	2.10%	2.22%
Efficiency ratio(2)	66.27%	62.89%	58.04%	55.94%	62.97%
Average interest-earning assets to average interest-bearing liabilities	129.96%	134.66%	134.04%	135.09%	133.79%
Asset quality ratios:
Non-performing assets to total assets(3)	0.71%	0.45%	0.32%	0.38%	0.43%
Non-performing loans and leases to total gross loans and leases(4)	1.05%	0.65%	0.44%	0.57%	0.61%
Allowance for loan and lease losses to non-performing loans and leases(4)	135.07%	220.57%	290.88%	197.47%	171.23%
Allowance for loan and lease losses to total loans and leases	1.41%	1.43%	1.29%	1.12%	1.05%
Net charge-offs (annualized) to average outstanding loans and leases during the period	0.01%	0.09%	0.01%	0.06%	0.00%
Capital ratios:
Equity to total assets at end of period	16.61%	17.85%	18.17%	17.20%	19.17%
Average equity to average assets	17.18%	18.01%	18.35%	18.13%	19.11%
Common equity tier 1 capital (to risk weighted assets)(5)	19.52%	20.64%	18.89%	18.98%	18.20%
Tier 1 leverage (core) capital (to adjusted tangible assets)(5)	14.19%	14.28%	13.87%	13.43%	14.31%
Tier 1 risk-based capital (to risk weighted assets)(5)	19.52%	20.64%	18.89%	18.98%	18.20%
Total risk-based capital (to risk weighted assets)(5)	20.77%	21.90%	20.13%	20.07%	19.14%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	175	170	170	172	172
(1)Net interest income divided by average interest earning assets.
(2)Total noninterest expenses as a percentage of net interest income and total noninterest income, excluding net securities transactions.
(3)Non-performing assets consist of non-accruing loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(4)Non-performing loans and leases consist of non-accruing loans and leases and accruing loans and leases more than 90 days past due.
(5)Capital ratios are for First Bank Richmond.
Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Donald A. Benziger, Exec. VP/Chief Financial Officer
(765) 962-2581